FORM N-SAR
Exhibits 77M

MAINSTAY FUNDS TRUST
811-22321
For Period Ended 6/30/2013

Explanatory Note Regarding Fund Mergers

Keystone Large Cap Growth Fund Merger into MainStay Cornerstone Growth Fund

Effective January 11, 2013, Keystone Large Cap Growth Fund (“the “Predecessor Fund”) merged into MainStay Cornerstone Growth Fund. Upon completion of the merger, the Class A and Class I share classes of the Fund assumed the performance, financial and other historical information of those of the Predecessor Fund.

This merger was approved by the shareholders of the Predecessor Fund.

MainStay Growth Equity Fund Merger into MainStay Cornerstone Growth Fund

Effective January 18, 2013, MainStay Growth Equity Fund merged into MainStay Cornerstone Growth Fund. MainStay Growth Equity Fund was a series of MainStay Funds Trust

This merger was approved by the shareholders of MainStay Growth Equity Fund.